Exhibit 99.1

American Wagering, Inc. Agrees To Acquisition And Financing By William Hill PLC

LAS VEGAS, April 14, 2011 /PRNewswire/ — American Wagering, Inc. (AWI): (OTC Bulletin Board:BETM), a leading sports wagering service and technology provider, announced today it has entered into a definitive agreement to be acquired by a subsidiary of William Hill PLC.

The CEO of William Hill, Mr. Ralph Topping, said “American Wagering is an outstanding operator and leader in the US sportsbook industry.  We see significant opportunities for growth by investing in Nevada and by combining our substantial product range with AWI’s extensive Nevada footprint, strong relationships, proven operational capability and trusted service. We look forward to working with our new colleagues at AWI to grow a leadership position in the Nevada gaming industry and beyond. We are excited about the expansion of our company into the US gaming market and, in particular, into Nevada, which sets the gold standard. This is a great development opportunity for William Hill, one of the world’s oldest and most trusted sports-betting operators, and we look forward to serving the American casino market and reaching out to new customers.”

AWI’s CEO, Mr. Vic Salerno, stated “William Hill is a UK industry leader in sports wagering and online gaming technology. They will provide Nevada gaming customers an unprecedented level of service, along with their cutting edge portfolio of gaming products.  This is a great fit for our Leroy’s casino and tavern partners, along with the casinos that are served by our sportsbook management technology.”

As a result of the transaction, each holder of outstanding shares of common stock of AWI will be entitled to receive $0.90 per share.

The board of directors of American Wagering has unanimously approved and declared advisable the definitive agreement and the transactions contemplated thereby.  A majority of the voting power of the outstanding shares of American Wagering executed a written consent adopting and approving the definitive agreement and the transaction shortly after the execution of the definitive agreement by the parties thereto.  No additional stockholder action is required.

Before completing the acquisition, William Hill is required to be licensed by the Nevada Gaming Board. It plans to submit an application shortly and the process is expected to be complete in 2012.

The acquisition of AWI will be funded in cash from William Hill’s reserves.

Additionally, on April 13, 2011, American Wagering and an affiliate of William Hill PLC entered into a Bridge Loan Agreement pursuant to which an affiliate of William Hill PLC agreed to loan to American Wagering funds in an aggregate principal amount of up to $7.25 million (the “Bridge Facility”). A principal amount equal to $4.25 million was made available to American Wagering on April 13, 2011.  The remainder of the Bridge Facility may be funded from time to time in William Hill’s sole discretion during the term of the Bridge Facility.

Alpine Advisors LLC acted as financial advisor and Kirkland and Ellis LLP served as legal advisor to AWI in this transaction.

About American Wagering

American Wagering operates within the state of Nevada in the Race & SportsBook industry and hotel/casino operations. This includes:

•                  Fifty-Three (53) Leroy’s SportBooks throughout Nevada.

•                  Nineteen (19) Leroy’s SportsBook kiosks in the Las Vegas valley.

•                  Computerized Bookmaking Systems, which provides management systems to over 75% of Nevada casinos’ race and sportsbooks.

•                  AWI Gaming, which operates Sturgeon’s Casino in Lovelock, NV.

The company, through its Leroy’s SportsBook division, has recently launched legal smartphone wagering within the state of Nevada.  AWI has been the technological leader in mobile wagering in the US casino industry.

About William Hill

William Hill is the UK’s leading land-based bookmaker. It offers sports-betting and gaming in 2,350 licensed betting offices (LBOs) it operates across the UK, which represents approximately 25% of the market. It also owns 71% of William Hill Online, an online betting and gaming business. It was established in 1934 and has been listed on the London Stock Exchange since 2002.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves American Wagering, Inc.’s expectations, plans, intentions, or other strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties.  American Wagering, Inc. uses words such as “outlook,” “will,” “could,” “would,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimates,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to indentify forward-looking statements.  Factors that could cause American Wagering, Inc.’s actual future results to differ material from those expressed in forward-looking statements set forth in this release include, but are not limited to, anticipated future sales or the timing thereof; the long-term growth and prospects of our business; the possible or potential legalization of sports wagering in other jurisdictions; the duration of unfavorable economic conditions which may reduce our product sales; and the long term potential of the mobile sports wagering device application market and the ability of

American Wagering, Inc. to capitalize on any such growth opportunities; and the other factors indentified in the risk factors section in of the Company’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.  The forward-looking statements in this release are based upon information available to American Wagering, Inc. as of the date of this release and American Wagering, Inc. assumes no obligation to update any forward-looking statements.  Forward-looking statements believed to be true when made may ultimately be prove to be incorrect.  These statements are not guarantees of the future performance of American Wagering, Inc. and are subject to risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Additional Information

In connection with the acquisition, the Company will prepare an information statement to be filed with the SEC that will provide additional important information concerning the acquisition.  When completed, a definitive information statement will be mailed to the stockholders of the Company.  The Company’s stockholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  The Company’s stockholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the acquisition (when available) upon written request to 675 Grier Drive, Las Vegas, NV 89119 or by calling (702) 735-5529, or from the Company’s website, http://www.americanwagering.com/investor relations.html.

American Wagering, Inc.

Contact:

John English

Vice President of Business Development and Public Affairs

702-735-5529